Exhibit 99.1


IMMEDIATE RELEASE

          NEWPOWER EXPECTS TO SETTLE CLASS ACTION LAWSUITS

          NEW CANAAN, CONNECTICUT - September 19, 2003 - NewPower Holdings, Inc. (PINK SHEETS: NWPW) (the "Company") today announced that a preliminary agreement in principle has been reached to settle claims against its former directors, H. Eugene Lockhart, William I Jacobs, Kenneth L. Lay, Lou L. Pai, James V. Derrick, Jr., Richard A. Causey, Peter Grauer, Linda Alvarado and Ray
J. Groves, in consolidated actions pending in the United States District Court for the Southern District of New York (the "District Court") entitled In re NewPower Holdings, Inc. Securities Litigation, No. 02 Civ. 1550 (CLB) (the "Securities Litigation"), and identical purported claims against the Company (the "Proofs of Claim") filed in the jointly-administered bankruptcy cases currently pending in the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division (the "Bankruptcy Court"), entitled In re The NewPower Company, Case No. 02-10835, In re NewPower Holdings, Inc., Case No. 02-10836, and In re TNPC Holdings, Inc., Case No. 02-10837. The Securities Litigation and the Proofs of Claim allege certain violations of the federal securities laws as a result of alleged misrepresentations and omissions made in connection with the Company's October 5, 2000 initial public offering and allegedly false and misleading statements and omissions occurring during the class period thereafter. Plaintiffs in the Securities Litigation and claimants in the Proofs of Claim have agreed to resolve all their claims against the Company and its former directors in exchange for a payment of $26 million, of which $24.5 million will be paid by insurance providers and $1.5 million will be paid by the Company. Neither the Company nor any of the former directors named as defendants in the Securities Litigation have admitted any liability or wrongdoing; rather, the parties have agreed to settle all outstanding claims to avoid the costs, burden and uncertainty of the ongoing litigation. The settlements of the Securities Litigation and the Proofs of Claim are subject to approval by the District Court and the Bankruptcy Court, respectively.

          Cautionary Statement

          This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations and beliefs are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          For more information, please contact:
          James L. Malone III or M. Patricia Foster
          Co-Presidents
          jmalone@newpower.com, or patty.foster@newpower.com
          203-966-2989 or 203-966-1881